Exhibit 99.2

Note Regarding Use of Non-GAAP Financial Measures

Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). We use a non-GAAP financial measure to evaluate our results of operations and as a supplemental indicator of our operating performance. The non-GAAP financial measure that we use is Adjusted EBITDA. Adjusted EBITDA (as defined below) is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. Due to the significance of non-cash and non-recurring expenses recognized during the years ended December 31, 2022 and 2021, and the likelihood of material non-cash, non-recurring, and acquisition related expenses to occur in future periods, we believe that this non-GAAP financial measure enhances the understanding of our historical and current financial results as well as provides investors with measures used by management for the planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. Further, we believe that Adjusted EBITDA enables our board of directors and management to analyze and evaluate financial and strategic planning decisions that will directly affect operating decisions and investments. We believe this measure is an important indicator of our operational strength and performance of our business because it provides a link between operational performance and operating income. It is also a primary measure used by management in evaluating companies as potential acquisition targets. We believe the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. We believe it helps improve investors’ ability to understand our operating performance and makes it easier to compare our results with other companies that have different capital structures or tax rates. In addition, we believe this measure is also among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our operating performance to other companies in our industry.

The presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual, infrequent or non-recurring items or by non-cash items. This non-GAAP financial measure should be considered in addition to, rather than as a substitute for, our actual operating results included in our condensed consolidated financial statements.

We define Adjusted EBITDA as consolidated operating income (loss) adjusted to exclude interest, taxes, depreciation, amortization (including tangible and intangible assets), film library amortization and related costs (film library amortization, film library revenue shares and participation costs, theatrical release costs) as well as amortization for certain program rights, acquisition-related costs, consulting fees related to acquisitions, dividend payments, non-cash share-based compensation expense, and adjustments for other unusual and infrequent in nature identified charges, including transition related expenses. Adjusted EBITDA is not an earnings measure recognized by U.S. GAAP and does not have a standardized meaning prescribed by GAAP; accordingly, Adjusted EBITDA may not be comparable to similar measures presented by other companies. We believe Adjusted EBITDA to be a meaningful indicator of our performance that management uses and believes provides useful information to investors regarding our financial condition and results of operations. The most comparable GAAP measure is operating income (loss).

The table below reflects our Adjusted EBITDA reconciliation on an earnings (loss) per share basis.

Chicken Soup for the Soul Entertainment, Inc.

Adjusted Earnings per Share (Non-GAAP)

(unaudited)

	Year Ended December 31,		Three Months Ended December 31,
	2022	2021	2022	2021
Reported loss per share (GAAP)	$(6.45)	$(3.96)	$(2.70)	$(1.38)
Preferred dividends	0.56	0.60	0.13	0.14
Net loss attributable to noncontrolling interests	(0.02)	-	-	(0.01)
Income tax (benefit) provision	(2.16)	-	(0.48)	-
Other taxes	0.02	0.02	-	-
Interest expense(a)	1.61	0.32	0.81	0.08
Film library & program amortization(b)	3.85	2.37	1.15	0.73
Stock-based compensation expense(c)	0.34	0.35	0.04	0.08
Reserve for bad debt and video returns	0.19	0.17	0.06	0.02
Amortization and depreciation(d)	1.37	0.49	0.60	0.13
Other non-operating income, net(e)	(0.25)	(0.03)	(0.01)	(0.01)
Impairment of assets(f)	0.73	0.79	0.61	0.73
Transitional expenses(g)	0.42	0.04	0.19	0.01
All other nonrecurring costs(h)	1.73	0.29	0.30	0.05
Adjusted earnings per share (Non-GAAP)	$1.94	$1.45	$0.70	$0.57

(a)	Includes amortization of deferred financing costs of $1,057,175 and $495,974, for the years ended December 31, 2022 and 2021, respectively and $346,290 and $141,926 for the three months ended December 31, 2022 and 2021, respectively.
(b)	Includes film library amortization, film library revenue shares and participation costs, theatrical release costs as well as amortization for certain program rights.
(c)	Represents expense related to common stock equivalents issued to certain employees and officers under the Long-Term Incentive Plan. In addition to common stock grants issued to employees, directors, and consultants.
(d)	Includes depreciation and amortization of intangibles, property and equipment and amortization of technology expenditures included in operating costs.
(e)	Other non-operating income is primarily comprised of interest income earned on cash deposits, other non-operating income including settlements, debt extinguishment costs, and changes to fair market value of warrants.
(f)	Represents impairment charges related to our content and intangible assets.
(g)	Represents transitional and integration costs primarily associated with business combinations. Costs include non-recurring payroll and redundant or non-recurring costs including technology, marketing, and certain overhead.
(h)	Includes legal, consulting, accounting and other non-recurring operating and transactional expenses.